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                                                                    EXHIBIT 99.2
                               [DATASTREAM LOGO]
CONTACT:
All Inquiries
Alex Estevez, CFO
Datastream Systems, Inc.
1-864-422-5001
alex.estevez@datastream.net

            DATASTREAM ADOPTS STOCKHOLDER PROTECTION RIGHTS AGREEMENT

GREENVILLE, S.C.--Dec. 11, 2001-- Datastream Systems, Inc. (NASDAQ: DSTM) today announced that it had adopted a stockholder protection rights agreement designed to enhance the ability of all stockholders to realize the long-term value of their investment in the company.

The rights agreement provides that one preferred stock purchase right will be distributed as a dividend on each outstanding share of common stock of the company held of record as of the close of business on December 14, 2001.

Larry Blackwell, the President and Chief Executive Officer of Datastream stated, "the rights agreement does not prevent a takeover, but it is designed to protect stockholders' interests by encouraging anyone seeking control of the company to negotiate with the Board of Directors."

The rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Datastream Systems, Inc. common stock, or announces a tender upon consummation of which, such person or group would beneficially own 15% or more of the common shares. If the rights are triggered, then each right not owned by the person or group entitles its holder to purchase shares of common stock at the right's then current exercise price (or in certain circumstances as determined by the company, a combination of cash, property, common shares or other securities), having a value of twice the right's exercise price. The plan is not triggered by any person or group owning 15% or more of the common shares as of the date of the plan's adoption.

In addition, if Datastream Systems, Inc. is involved in a merger or business combination transaction with another person in which Datastream Systems, Inc. is not the surviving corporation, each right that has not previously been exercised will entitle its holder to purchase, at the right's then-current exercise price, common shares of such other person having a value of twice the right's exercise price.

Upon being distributed, the rights will automatically attach to and trade with all shares of Datastream Systems, Inc. common stock. The rights will not trade separately from the common stock unless and until they become exercisable. The Board of Directors may terminate the rights at any time until the close of business on the tenth business day following an announcement by the company that a person or group has become the beneficial owner of 15% or more of the Datastream Systems, Inc. common stock. Unless earlier terminated by the Board of Directors, the rights will expire on December 10, 2011.

Details of the rights agreement are outlined in a letter which will be mailed to all stockholders of record at the close of business on December 14, 2001.

About Datastream Systems, Inc.

                                    --more--

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                       DATASTREAM ADOPTS STOCKHOLDER PROTECTION RIGHTS AGREEMENT
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Datastream Systems, Inc. (NASDAQ: DSTM) provides asset lifecycle management software and services that help companies maximize the return on investment in capital assets. Through the Datastream Network, Datastream customers are able to access products, services and alliances to automate the evaluation, purchase, tracking, management and disposal of capital assets. The Datastream Network includes Datastream 7i(TM), the company's flagship enterprise asset management solution, and Datastream's integrated procurement network, iProcure(TM).

Founded in 1986, Datastream has customers in 129 countries. Datastream products and services are in use by more than 65 percent of the Fortune 500. For more information, please visit www.datastream.net.

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Datastream, Datastream 7i and iProcure are marks of Datastream Systems, Inc. or its subsidiaries. All other products or Company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

This press release contains forward-looking statements, including those made by Mr. Blackwell, that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: the ability of the Company to sell larger and more complex software solutions; the ability of the Company to successfully transition to the development of further Internet-based products; the Company's ability to successfully implement an application service provider business model; increasing competition in the markets in which the Company competes; the ability of the Company to enhance its current products and develop new products that address technological and market developments; the stability of certain of the Company's strategic relationships, including those with suppliers of maintenance, repair and operations parts; and other risk factors listed from time to time in the Company's SEC reports, including, but not limited to the "Risk Factors" contained in the Company's Report on Form 10-K for the fiscal year ended December 31, 2000. With respect to the forward-looking statements contained in this news release, Datastream seeks the protections afforded by the Private Securities Litigation Reform Act of 1995.

The Company does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company's expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.

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